Exhibit 99.1

Nexvet Biopharma Reports Full Year Fiscal 2016 Results

DUBLIN, Ireland – September 2, 2016 — Nexvet Biopharma (Nasdaq: NVET), a veterinary biologic therapeutics company, today announced financial results for its 2016 fiscal year, which concluded on June 30, 2016.

Corporate Highlights:

•	Announced positive data from a multi-center, placebo-controlled, randomized, double-blind pivotal efficacy and field safety study of ranevetmab (or ‘NV-01’), which enrolled 262 dogs with naturally occurring osteoarthritis and met its primary endpoint. No significant adverse safety signals were observed. A pivotal safety study of ranevetmab is intended to commence in the first half of 2017.

•	Completed a successful multi-center, placebo-controlled, randomized, double-blind pilot field study of frunevetmab (or ‘NV-02’) which enrolled 126 cats with naturally occurring osteoarthritis. The study achieved multiple statistically significant improvements over placebo and no significant adverse safety signals were observed. These results informed the planning of a pivotal efficacy and field safety study of frunevetmab, to commence in the fourth quarter of 2016.

•	Secured a biologics manufacturing facility in Ireland, which is now fully operational and producing clinical material, with activity financially supported by the Irish Government.

•	Commenced research and development collaboration with Zenoaq (Nippon Zenyaku Kogyo Co., Ltd.), to develop therapeutic biologics for companion animals including PETized monoclonal antibodies (mAbs) against the immuno-oncology target programmed cell death protein 1 (PD-1) for the treatment of canine cancer.

“The past year was marked by further validation of our PETization platform and significant successes across clinical and corporate development fronts. In particular, we delivered positive results from multiple clinical studies of our advanced mAb programs ranevetmab and frunevetmab, while increasing our vertical integration through internalized manufacturing at BioNua. This facility is now capable of producing drug substance in quantities sufficient for further pivotal studies of our lead product candidates. In terms of our earlier stage candidates, we are progressing a number of new PETized candidates, including in canine cancer via our PD-1 program,” commented Dr. Mark Heffernan, Nexvet’s Chief Executive Officer.

Throughout the year, Nexvet bolstered its clinical and corporate development initiatives. In July 2015, Nexvet announced the commencement of a research and development collaboration with leading Japanese animal health company, Zenoaq (Nippon Zenyaku Kogyo Co., Ltd.), to develop a number of therapeutic biologics for companion animals. In May 2016, the Company announced the development of PETized mAbs against the immuno-oncology target programmed cell death protein 1 (PD-1) for the treatment of canine cancer. This program has demonstrated binding and potency and has progressed into in vivo proof-of-concept.

In September 2015, the Company announced it had secured a biologics manufacturing facility in Ireland, to be operated by BioNua, a wholly-owned subsidiary of Nexvet. The transaction was supported by the Irish Government’s Department of Jobs, Enterprise & Innovation through IDA Ireland, their foreign investment agency. In June 2016, Nexvet announced the facility was fully operational and had produced the first batch of frunevetmab at a scale sufficient to supply planned pivotal studies and initial commercial supply.

In October 2015, Nexvet initiated a multi-center, placebo-controlled, randomized, double-blind pilot field study of frunevetmab (or ‘NV-02’), which enrolled 126 cats with naturally occurring osteoarthritis. In May 2016, the Company announced the successful completion of this study, which presented a variety of statistically significant improvements over placebo at multiple endpoints. No significant adverse safety signals were observed. These results informed the Company’s decision to progress frunevetmab into pivotal studies which are expected to commence during the fourth quarter of 2016.

In November 2015, the Company announced its multi-center, placebo-controlled, randomized, double-blind pivotal efficacy and field safety study of ranevetmab (or ‘NV-01’) had met its primary endpoint. This endpoint was agreed under protocol concurrence with the United States Food and Drug Administration’s Center for Veterinary Medicine (“U.S. FDA CVM”). The study also reached clinically meaningful magnitudes of benefit and statistically significant differences over placebo for the majority of the secondary endpoints. No significant adverse safety signals were observed. In March 2016, the Company announced the successful completion of a pilot field study of ranevetmab which evaluated a combination of doses and routes of administration and further supported the safety and efficacy of ranevetmab. These two studies informed the Effectiveness Technical Section regulatory filing for ranevetmab, which was submitted to the CVM in June 2016.

In June 2016, Nexvet presented expanded data from the ranevetmab pivotal efficacy and field safety study and the frunevetmab pilot field study at a Nexvet-hosted seminar at the American College of Veterinary Internal Medicine (ACVIM) Forum in Denver, Colorado. These data included comprehensive details around efficacy outcomes and their statistical significance, safety, as well as study design.

Full Year 2016 Financial Results:

As of June 30, 2016, the Company had cash of $31.5 million.

For the year ended June 30, 2016, the Company reported a net loss attributable to common shareholders of $19.4 million, or $1.68 per share, compared to $11.9 million and $2.27 per share for the year ended June 30, 2015. The weighted average number of ordinary shares outstanding utilized in the calculation of net loss per common share was 11,517,507 and 5,214,957 for the years ended June 30, 2016 and 2015, respectively.

Operating expenses increased by $2.2 million, from $20.0 million for the year ended June 30, 2015 to $22.2 million for the year ended June 30, 2016. The higher operating expenses primarily reflected a $5.1 million increase in research and development expense, operating costs of our manufacturing facility and staffing to support the growth in our operations, offset by a $2.9 million decrease in general and administrative expense.

For the years ended June 30, 2016 and 2015, other income comprised research and development income of $2.1 million and $3.5 million, respectively, government grant income of $0.4 million and $0.4 million, respectively; and an exchange gain of $0.2 million and $4.2 million, respectively.

Fiscal Year 2017 Outlook:

Nexvet’s focus will be advancing further pivotal studies of its lead product candidates ranevetmab and frunevetmab. The Company intends to commence pivotal safety and efficacy studies of frunevetmab in the fourth quarter of 2016. The Company also intends to commence a pivotal safety study of ranevetmab dogs in the first half of 2017. Nexvet expects further data from its PD-1 and TNF programs over the course of the year.

Nexvet believes that its cash on hand of $31.5 million at June 30, 2016 will be sufficient to fund its operations through fiscal year 2017.

NEXVET BIOPHARMA PUBLIC LIMITED COMPANY

Consolidated Balance Sheets

	As of June 30,
	2016	2015
	(in thousands, except share and per share amounts)
Assets
Current assets
Cash	$31,481	$52,033
Other income receivable	2,201	3,301
Prepaid expenses and other	1,280	607

Total current assets	34,962	55,941

Noncurrent assets
Other income receivable	251	—
Prepaid expenses	129	163

Total noncurrent assets	380	163

Property, plant and equipment, net	4,908	549
Intangible assets, net	74	19

Total assets	$40,324	$56,672

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$1,729	$658
Accrued expenses and other liabilities	3,295	2,352
Deferred income	23	23

Total current liabilities	5,047	3,033

Noncurrent liabilities
Accrued expenses and other liabilities	104	—
Deferred income	37	61

Total noncurrent liabilities	141	61

Total liabilities	$5,188	$3,094

Commitments and contingencies (Note 16)
Shareholders’ equity
Ordinary shares, $0.125 nominal value per share, 100,000,000 shares authorized as of June 30, 2016 and June 30, 2015—11,565,133 and 11,406,916 shares issued and outstanding as of June 30, 2016 and June 30, 2015, respectively	$1,446	$1,426
Euro deferred shares, €100 nominal value per share, 400 shares authorized as of June 30, 2016 and June 30, 2015—400 shares issued and outstanding as of June 30, 2016 and June 30, 2015	13	13
Additional paid-in capital	82,030	80,275
Accumulated other comprehensive loss	(5,333)	(4,481)
Accumulated deficit	(43,020)	(23,655)

Total shareholders’ equity	35,136	53,578

Total liabilities and shareholders’ equity	$40,324	$56,672

NEXVET BIOPHARMA PUBLIC LIMITED COMPANY

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended June 30,
	2016	2015	2014
	(in thousands, except share and per share amounts)
Revenue
Other	$—	$25	$13

Total revenue	—	25	13

Operating Expenses
Research and development	14,877	9,845	5,617
General and administrative	7,293	10,191	4,426

Total operating expenses	22,170	20,036	10,043

Loss from operations	(22,170)	(20,011)	(10,030)
Other Income (Expense)
Research and development income	2,090	3,532	2,337
Government grant income	380	403	1,317
Exchange gain (loss)	183	4,151	(375)
Interest income	152	68	41

Net loss	$(19,365)	$(11,857)	$(6,710)

Net loss per share attributable to ordinary shareholders, basic and diluted	$(1.68)	$(2.27)	$(6.70)

Weighted-average ordinary shares outstanding, basic and diluted	11,517,507	5,214,957	1,000,872

Comprehensive Loss
Net loss	$(19,365)	$(11,857)	$(6,710)
Net change in foreign currency translation adjustments	(852)	(4,854)	302

Total comprehensive loss	$(20,217)	$(16,711)	$(6,408)

About Nexvet (www.nexvet.com)

Nexvet is a veterinary biologic therapeutics company focused on transforming the therapeutic market for companion animals, such as dogs and cats, by developing and commercializing novel, species-specific biologics. Nexvet’s proprietary PETization™ platform is designed to rapidly design monoclonal antibodies (mAbs) that are recognized as “self” or “native” by an animal’s immune system, a property Nexvet refers to as “100% species-specificity.” Nexvet’s product candidates also build upon the safety and efficacy data from clinically tested human therapies, thereby reducing clinical risk and development cost.

Nexvet is leveraging diverse global expertise and incentives to build a vertically integrated biopharmaceutical company, which conducts drug discovery in Australia, conducts clinical development in the United States and Europe and conducts biomanufacturing in Ireland.

Further information:

Investors	Company
Candice Knoll	Damian Lismore
Blueprint Life Science Group	Chief Financial Officer
+1 415-375-3340 Ext. 4	+1 415-602-5544 (U.S.)
cknoll@bplifescience.com	+61 417-351-272 (Australia)
damian.lismore@nexvet.com

Media

Jessica Burns

Berry & Company Public Relations

+1 212-253-8881

jburns@berrypr.com

Forward-looking statements

This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements consist of all statements other than statements of historical fact, including statements regarding our future results of operations and financial position, ability to access financing on acceptable terms, results of any current or future pivotal safety and efficacy study, future expenditures relating to our lead product candidates, time for completion of any of our studies or facilities upgrades, ability to develop our pipeline of product candidates, business strategy, prospective products, ability to successfully manufacture our own product candidates, ability to meet conditions for the receipt of government grants, time for regulatory submissions or ability to qualify for conditional licensure or obtain product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “predict,” “project,” “position,” “seek,” “should,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward looking statements, although not all forward looking statements contain these identifying words. These forward looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate, and management’s beliefs and assumptions are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors. Factors that could cause actual results to differ materially from our expectations expressed in this report include those summarized under Risk Factors in our reports on Forms 10-Q and 10-K and the other documents we file from time to time with the Securities and Exchange Commission. Given these risks and uncertainties, you should not place undue reliance on these forward looking statements. Also, forward looking statements represent management’s beliefs and assumptions only as of the date of this press release. Except as required by law, we do not intend, and undertake no obligation, to revise or update these forward looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward looking statements, even if new information becomes available in the future.